Exhibit 99.1
Press Release Dated January 12, 2007

January 12, 2007

First Citizens Bank, a Subsidiary of Farmers Capital Bank Corporation, has acquired the Military Allotment Operation of PNC Bank, National Association

Frankfort, Kentucky - First Citizens Bank, Elizabethtown, Kentucky (“First Citizens”) has announced that the required approvals from its regulators have been received and the acquisition of the Military Allotment operation of PNC Bank, National Association, a part of The PNC Financial Services Group, Inc. (NYSE: PNC) has been completed.

Based in Elizabethtown, Kentucky, the operation specializes in the processing of data associated with military allotments and federal benefits payments. Its acquisition enhances First Citizens’ strength in this niche market.

The sale, a cash transition, was announced in November subject to regulatory approval. At that time, First Citizens extended job offers to each of the operation’s nine employees.

The PNC Financial Services Group, Inc (www.pnc.com) is one of the nation’s largest diversified financial services organizations providing retail and business banking; specialized services for corporations and government entities, including corporate banking, real estate finance and asset-based lending; wealth management; asset management and global fund services.

First Citizens is a wholly-owned subsidiary of Farmers Capital Bank Corporation (“Farmers”), a financial holding company headquartered in Frankfort, Kentucky that operates 35 banking locations in 22 communities throughout Kentucky, a leasing company, a data processing company, a mortgage company, and an insurance company and had total deposits of $1.5 billion as of December 31, 2006. Its stock is publicly traded on the NASDAQ Stock Market LLC exchange in the Global Select Market tier, under the symbol FFKT.

First Citizens is a state chartered financial institution headquartered in Elizabethtown, Kentucky with 5 offices located in Elizabethtown, Radcliff and Shepherdsville, Kentucky and had total deposits of $178 million as of December 31, 2006.